December 1, 2015

Donald T. Robinson

359 Vitez Drive

Morgantown, WV  26508

Dear Don:

I am pleased to offer you the position of Executive Vice President, Chief Financial Officer at MVB Financial Corp.  (“MVB”).  This is an Exempt position and will report to the Chief Executive Officer.    Your primary work location will be Morgantown.

Compensation:

Your compensation and benefits are described below:

1.	An initial annual salary of $350,000.00 ($13,461.54 per pay) to be paid in 26 increments as prescribed in MVB’s payroll schedule. The position will be Exempt.

2.	You will be eligible for 200 hours of annual vacation to be utilized in 2016 per the terms of MVB’s employee policy.

3.	You will be eligible for 40 hours of sick leave annually, which if unused during the year, may carry over into subsequent years to a maximum of 15 days (120 hours).

4.	Based on your position, you will be eligible to participate in an MVB Performance Incentive Plan as approved by MVB’s Board of Directors.

In addition to the above, you would participate in or be eligible to participate in the following employee benefit plans of MVB and subsidiaries, as such plans may be modified (including termination) from time to time:

o	Health Insurance Plan (Eligible first of month following employment)
o	Dental and Vision Insurance (Eligible first of month following employment)
o	Health Savings Account (Eligible upon setting up personal account)
o	Flexible Spending Plan (in 2016)
o	Cafeteria Offerings from Unum/Guardian (in 2016)
o	Short and Long-Term Disability Plan (Effective first of month following employment)
o	Group Life Insurance (Effective first of month following employment)
o	401K Salary Deferral Plan
o	Sick Leave Plan – 5 Days per year (Accumulating to a maximum of 15 days)
o	Vacation Purchase Plan (in 2016)

Please be aware that this letter does not represent, nor is it, a contract of employment. All MVB employees are considered to be “employees at will” and are free to resign at any time, just as MVB is free to terminate employment at any time for any reason.  The details outlined in this letter are offered by MVB as the initial terms and conditions of your employment.  MVB reserves absolute discretion to alter, amend, delete, or revise these terms and conditions set forth herein at any time, as it deems appropriate.

I would be very happy to discuss any and all of the items noted above.  I certainly look forward for the opportunity to work together for the long-term success of MVB.

Sincerely,

/s/ Larry F. Mazza

Larry F. Mazza

Chief Executive Officer

MVB Financial Corp.

12/3/2015

Please return a signed copy of this letter stating that you are accepting or declining this offer by January 1, 2016.

I hereby accept the employment offer and its terms as set forth in this letter.

/s/ Donald T. RobinsonDecember 1, 2015

SignatureDate

I hereby decline the employment offer and its terms as set forth in this letter.

______________________________________________________________

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Hiring Manager:  Please place original executed offer letter in personnel file.